Exhibit 99.1

SIMON PROPERTY GROUP ANNOUNCES NEW CORPORATE CREDIT FACILITY

$3.565 Billion Facility Matures in 2013

Indianapolis, Indiana — December 8, 2009... Simon Property Group, Inc. (the “Company”) (NYSE: SPG) today announced that it has entered into a new unsecured corporate credit facility providing an initial revolving borrowing capacity of $3.565 billion. This initial borrowing capacity represents an increase to the Company’s existing $3.5 billion revolver.  The new facility contains an accordion feature up to $4.0 billion and will mature on March 31, 2013.  The base interest rate on the Company’s new facility is LIBOR plus 210 basis points, and it includes a money market competitive bid option program that allows the Company to hold auctions at lower pricing for short-term borrowings.

“There was very strong demand in our new credit facility, with lender commitments received from 34 financial institutions aggregating over $3.5 billion,” said David Simon, Chairman and Chief Executive Officer. “We believe that it is a testament to our Company’s financial strength that we were able to expand the size of our new facility with its term of 2013, increasing our already strong financial flexibility.”

For this facility, JPMorgan Chase and Bank of America were Joint Lead Arrangers and Joint Book Managers; Royal Bank of Scotland and Sumitomo Mitsui Banking Corporation were Joint Lead Arrangers and Joint Syndication Agents; and Deutsche Bank and UBS were Joint Syndication Agents. Co-Documentation Agents included Citicorp, Credit Suisse, Goldman Sachs, Morgan Stanley, PNC, Barclays, Scotia Capital, US Bank, Calyon, and Royal Bank of Canada.  Fifth Third Bank and SunTrust Bank were Senior Managing Agents, and ING Real Estate Finance and Regions Bank were Managing Agents. Each of these lenders increased the size of their commitment level on SPG’s new facility. In addition to the above financial institutions, there were 14 Co-Lenders in the facility.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company. Simon is a fully integrated real estate company which operates from five retail real estate platforms: regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties. It currently owns or has an interest in 385 properties comprising 262 million square feet of gross leasable area in North America, Europe and Asia. The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG. For further information, visit the Company’s website at www.simon.com.

SOURCE SIMON PROPERTY GROUP, INC.

Investors:

Shelly Doran

317-685-7330

Media:

Les Morris

317-263-7711

Both of Simon Property Group, Inc.